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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _3____)*


                           Lindsay Manufacturing Co.
      -----------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $1.00 per share
      -----------------------------------------------------------------
                         (Title of Class of Securities)

                                  535555 10 6
                ---------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

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                                  SCHEDULE 13G

Cusip No. 535555 10 6

1        Name of Reporting Persons Gary D. Parker
                                   --------------
         I.R.S. Identification Nos. of Above Persons   Not Required
                                                       ------------

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2        Check the Appropriate Box if a Member of a Group                (a) [ ]
                                                                         (b) [ ]
         Not Applicable
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3        SEC Use Only


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4        Citizenship or Place of Organization United States
                                              -------------

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                      5       Sole Voting Power 906,089
                                                -------
     Number of
                      ----------------------------------------------------------
       Shares         6       Shared Voting Power   NONE
                                                    ----
    beneficially
                      ----------------------------------------------------------
       owned          7       Sole Dispositive Power 906,089
                                                     -------
      by each
                      ----------------------------------------------------------
     reporting        8       Shared Dispositive Power   NONE
                                                         ----
    person with:
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9         Aggregate Amount Beneficially Owned by Each Reporting Person 906,089
                                                                       -------

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10        Check if the Aggregate amount in Row (9) Excludes Certain Shares
          (See instructions)                                                 [ ]

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11        Percent of Class Represented by Amount in Row (9) 6.8%
                                                            ----

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12        Type of Reporting Person (See instructions) IN
                                                      --

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ITEM 4.  OWNERSHIP

(a)     Amount Beneficially Owned:   906,089
                                   ------------

(b)     Percent of Class:  6.8%
                          ---------

(c)     Number of shares as to which such person has:


        (i)   sole power to vote or to direct the vote  906,089
                                                        -------

        (ii)  shared power to vote or to direct the vote     0
                                                          -------

        (iii) sole power to dispose or to direct the disposition of  906,089
                                                                     -------

        (iv)  shared power to dispose or to direct the disposition of     0
                                                                        -------

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 9, 1999                          /s/ Gary D. Parker
       -----------------------                   -------------------------------
                                                 Gary D. Parker



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.